As filed with the Securities and Exchange Commission on October 19, 2022

Registration No. 333-260657

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-260657

Shell Midstream Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-5223743
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 N. Dairy Ashford Road

Houston, Texas 77079

(832) 337-2034

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lori M. Muratta

Vice President, General Counsel and Secretary

Shell Midstream Partners GP LLC

150 N. Dairy Ashford Road

Houston, Texas 77079

(832) 337-2034

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Natasha Khan

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Automatic Shelf Registration Statement No. 333-260657 on Form S-3 (the “Registration Statement”), filed by Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission on November 1, 2021, pertaining to the registration of an indeterminate number of common units representing limited partner interests in the Partnership (“Common Units”) and an indeterminate amount of partnership securities representing limited partner interests in the Partnership.

On July 25, 2022, Shell USA, Inc., a Delaware corporation (“Parent”), Shell Midstream LP Holdings LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Parent (“Holdings”), Semisonic Enterprises LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Parent (“Merger Sub”), the Partnership, and Shell Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership, entered into an Agreement and Plan of Merger, pursuant to which Merger Sub would merge with and into the Partnership (the “Merger”), with the Partnership surviving and continuing to exist as a Delaware limited partnership. The Merger was consummated on October 19, 2022, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the effective time of the Merger (the “Effective Time”), each Common Unit other than Common Units owned immediately prior to the Effective Time by Parent and its affiliates, including Holdings (“Public Common Units”), was converted into the right to receive $15.85 per Public Common Unit in cash, without any interest thereon.

In connection with the completion of the Merger, the Partnership terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on October 19, 2022.

SHELL MIDSTREAM PARTNERS, L.P. By: Shell Midstream GP LLC, its general partner
By:	/s/ Lori M. Muratta
Name:	Lori M. Muratta
Title:	Vice President, General Counsel and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.